Exhibit 21.1

Subsidiaries of GPM Petroleum LP*

Name	Jurisdiction
GPM Petroleum, LLC	Delaware

*	This exhibit lists the entity that will be a subsidiary of GPM Petroleum LP following the consummation of the transactions contemplated by the contribution agreement we will enter into at the closing of our initial public offering. The form of such contribution agreement is filed as Exhibit 10.1 to the attached Registration Statement.